Exhibit 3.01

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ELECTRONIC ARTS INC.

    Electronic Arts Inc., a Delaware corporation, hereby certifies that:

     1.      The name of the corporation is Electronic Arts Inc. The date of filing its original Certificate of Incorporation with the Secretary of State was May 8, 1991.

     2.      This Amended and Restated Certificate of Incorporation of the corporation attached hereto as Exhibit “A”, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation as heretofore amended or supplemented, has been duly adopted by the corporation’s Board of Directors and its stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, said corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: August 2, 2004	ELECTRONIC ARTS INC.
	By:	/s/ Stephen G. Bené
		Name:	Stephen G. Bené
		Title:	Vice President, Acting General Counsel and Corporate Secretary

EXHIBIT “A”

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ELECTRONIC ARTS INC.

ARTICLE I

     The name of the corporation is Electronic Arts Inc. (the “Company”).

ARTICLE II

     The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Company Trust Company.

ARTICLE III

     The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

     The total number of shares of stock of all classes which the Company is authorized to issue is 1,010,000,000 shares, consisting of 1,000,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), and 10,000,000 shares of Preferred Stock, par value $0.01 per share. Effective upon the filing of this Amended and Restated Certificate of Incorporation, each share of Class A Common Stock outstanding immediately prior thereto shall thereupon automatically be re-classified as one share of Common Stock (and outstanding certificates that had theretofore represented shares of Class A Common Stock shall thereupon represent an equivalent number of shares of Common Stock despite the absence of any indication thereon to that effect). Effective upon the filing of this Amended and Restated Certificate of Incorporation, each share of Class B Common Stock outstanding immediately prior thereto shall thereupon automatically be converted into 0.001 of a share of Common Stock (and outstanding certificates that had theretofore represented shares of Class B Common Stock shall thereupon represent the number of shares of Common Stock they have been converted into despite the absence of any indication thereon to that effect). No fractional share shall be issued in connection with the foregoing conversion of Class B Common Stock and all shares of Class B Common Stock so converted that are held by a stockholder will be aggregated and combined subsequent to the foregoing conversion and the Company shall pay in cash the fair value of such fractional shares remaining after such aggregation, as determined in good faith by the Company’s Board of Directors when those entitled to receive such fractional shares are determined.

     The Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the shares of any such series (but not below the number of shares of such series then outstanding).

ARTICLE V

     The stockholders of the Company shall have the power to adopt, amend or repeal the Bylaws. The Board of Directors of the Company shall also have the power to adopt, amend or repeal Bylaws of the Company, except insofar as Bylaws adopted by the stockholders shall otherwise provide.

ARTICLE VI

     Election of Directors need not be by written ballot unless a stockholder demands election by written ballot at a stockholder meeting and before voting begins, or unless the Bylaws of the Company shall so provide.

ARTICLE VII

     A Director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the Director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transactions from which the Director derived an improper personal benefit.

     If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a Director, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Company existing at the time of such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

     Any action required or permitted to be taken by the stockholders of the Company must be taken at a duly called annual or special meeting of such holders and may not be taken by consent in writing by such holders. Except as otherwise provided for herein or required by law, special meetings of stockholders of the Company for any purpose or purposes may be called only by the Chairman of the Board of Directors pursuant to a resolution stating the purpose or purposes thereof, and stockholders shall not have any power to call a special meeting.